Exhibit (h)(4)(c)
AMENDMENT TO
EXPENSE LIMITATION AGREEMENT

The Expense Limitation Agreement made the 13th day of June, 2001, between PACIFIC FUNDS (the “Trust”), a Delaware business trust, and PACIFIC LIFE INSURANCE COMPANY (the “Adviser”), an insurance company domiciled in California, (the “Agreement”) is hereby amended by the addition of the provisions set forth in this Amendment to the Agreement (“Amendment”), which is made this 1st day of July, 2002.

WITNESSETH:

WHEREAS, the Trust is a Delaware business trust and is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company; and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each series representing interests in a separate portfolio of securities and other assets (each a “Fund,” and collectively, the “Funds”), with the fourteen Funds designated in Schedule A, as may be amended from time to time, attached hereto; and

WHEREAS, the Trust and the Adviser have entered into an Investment Advisory Agreement dated June 13, 2001, as may be amended from time to time (“Advisory Agreement”), pursuant to which the Adviser is authorized to provide investment advisory services for the Trust and each of its Funds for compensation based on the value of the average daily net assets of the Funds; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Funds and their shareholders to maintain the expenses of the Funds at levels agreeable to the Trust and the Adviser.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained in this Amendment, in addition to the responsibilities as specified in the Agreement, it is agreed between the parties as follows:

1.
The Agreement shall have a term through December 31, 2005, provided that the repayment obligations described in Section I.F. of the Agreement shall survive for the period indicated in that Section. This Agreement may be extended upon the written consent of the Adviser.

2.
Schedule A, governing the maximum operating expense limit in any fiscal year with respect to a Fund under the Agreement, as amended on December 31, 2001, is hereby replaced with the Schedules attached hereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers designated below on the day and year first above written.

PACIFIC FUNDS

By:	/s/ GLENN S. SCHAFER
Name: Title:	Glenn S. Schafer President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ GLENN S. SCHAFER
Name: Title:	Glenn S. Schafer President

By:	/s/ JANE M. GUON
Name: Title:	Jane M. Guon Assistant Secretary

SCHEDULE A

OPERATING EXPENSE LIMIT FOR PACIFIC FUNDS

Effective July 1, 2002 through June 30, 2003

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
PF AIM Blue Chip Fund	0.45%
PF AIM Aggressive Growth Fund	0.45%
PF INVESCO Health Sciences Fund	0.45%
PF INVESCO Technology Fund	0.45%
PF Janus Strategic Value Fund	0.45%
PF Janus Growth LT Fund	0.45%
PF Lazard International Value Fund	0.45%
PF MFS Mid-Cap Growth Fund	0.45%
PF MFS Global Growth Fund	0.45%
PF PIMCO Managed Bond Fund	0.45%
PF Pacific Life Money Market Fund	0.05%
PF Salomon Brothers Large-Cap Value Fund	0.45%

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SCHEDULE A

OPERATING EXPENSE LIMIT FOR PACIFIC FUNDS

Effective July 1, 2003 through June 30, 2005

Maximum Operating Expense Limit (as a Percentage of average daily net assets)
PF AIM Blue Chip Fund	0.45%
PF AIM Aggressive Growth Fund	0.45%
PF INVESCO Health Sciences Fund	0.45%
PF INVESCO Technology Fund	0.45%
PF Janus Strategic Value Fund	0.45%
PF Janus Growth LT Fund	0.45%
PF Lazard International Value Fund	0.45%
PF MFS Mid-Cap Growth Fund	0.45%
PF MFS Global Growth Fund	0.45%
PF PIMCO Managed Bond Fund	0.45%
PF Pacific Life Money Market Fund	0.45%
PF Salomon Brothers Large-Cap Value Fund	0.45%

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